EXHIBIT 10.5
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                              SETTLEMENT AGREEMENT

         THIS SETTLEMENT AGREEMENT AND RELEASE ("Agreement") made on this 26th day of April, 2004, by and between Chattem, Inc. ("Chattem") and its directors, officers, shareholders, agents and employees and assigns and persons and entities acting through or under any of them, and any and all persons or entities named as insureds or alleged to be an insured, and General Star Indemnity Company and its directors, officers, shareholders, agents and employees and persons and entities acting through or under any of them ("General Star") (General Star and Chattem are hereinafter sometimes referred to collectively as the "Parties");

         WHEREAS, General Star issued liability insurance policy No. IUG-358416B to Chattem (the "Policy"); and

         WHEREAS, Chattem has asserted that General Star is responsible to pay and indemnify Chattem pursuant to the Policy (the "Coverage Claim") for certain claims in which third-parties assert that they have suffered injury as a result of their ingestion of Chattem's Dexatrim product ("Dexatrim Claims"); and

         WHEREAS, there is a dispute between Chattem and General Star with respect to the obligations of General Star under the Policy, if any, to defend and indemnify Chattem with respect to the Dexatrim Claims; and

         WHEREAS, the Coverage Claim was made the subject of litigation involving Chattem and General Star in an action entitled Kemper Indemnity Insurance Company v. Chattem, Inc., et al., pending in the United States District Court, Eastern District of Tennessee at Chattanooga, No. 1:03-CV264 (hereinafter "Coverage Litigation"); and

         WHEREAS, other insurers named as parties in the Coverage Litigation. have asserted or may assert claims for contribution and/or related relief among themselves and against General Star with respect to the Dexatrim Claims; and

         WHEREAS, the Parties believe that it is in their mutual interest to reach an amicable resolution with respect to all c1aims, including but not limited to the Coverage Claim and claims related to Dexatrim and the issues raised in the Coverage Litigation, without admission or adjudication of any issue of fact or law, and to resolve all past, present or future disputes relating to the obligations of Genera1 Star to Chattem under the Policy;

         NOW, THEREFORE. in consideration of the mutual promises contained herein and other good and valuable consideration Chattem and General Star hereby agree as follows:

     1. In full and final settlement of the Coverage Claim that Chattem has or may have, now or in the future, as well as all claims known or unknown, against General Star under the Policy, General Star will pay, on behalf of Chattem, twenty-two million, five hundred thousand dollars ($22,500,000), which payment is intended to, and shall, exhaust completely the Policy Aggregate limit of Insurance. Said payment shall be made as requited to fund the CLASS ACTION SETTLEMENT AGREEMENT between Chattem, Inc., and Class Counsel On Behalf Of Class Representatives In Re Phenylpropanolamine (PPA) Products Liability Litigation, Case No. 2:01-md-1407 (MDL No. 1407), dated as of April 13, 2004, and attached hereto as Exhibit A (the "Class Settlement").

     2. The payment described in Paragraph 1 shall be made by wire transfer on or before noon on May 3, 2004, provided that Preliminary Approval, as defined in the Class Settlement, has been obtained by Chattem.

     3. The payment described in Paragraph 1 shall be made into the Initial Settlement Trust (the "Trust') created pursuant to the April 13, 2004 Order Directing Chattem To Fund An Initial Settlement Trust issued by the Honorable Barbara Jacobs Rothstein, as described more ful1y
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          in the INITIAL SETTLEMENT TRUST AGREEMENT Among Chattem. Inc., As
          Settlor and AMSOUTH BANK, As Trustee, dated April 12, 2004, and attached hereto as Exhibit B (the "Trust Agreement").

     3A. In the event that Chattem shall exercise its option to terminate and withdraw from the Class Settlement, as set forth at Section 8.1 of the Class Settlement, it shall provide notice of such exercise to General Star within five business days from such exercise, and in no event later than November 15, 2004. In the event of such termination and withdrawal, Chattem shall not take any action inconsistent with the treatment of the Trust as a "Qualified Settlement Fund" within the meaning of Section 468B of the Internal Revenue Code of 1986, as amended, and the Treasury Regulation promulgated thereunder. Chattem shall provide to General Star, on or prior to December 1, 2004, written confirmation of the satisfaction of the provisions of this Paragraph 3A, or in the alternative. confirmation that Chattem has not exercised its right to terminate and withdraw from the Class Settlement, and is no longer entitled to do so under Section 8.1 thereof, such time having expired.

     4. Regardless of whether Chattem exercises its right to terminate and withdraw from the Class Settlement pursuant to Section 8.1 thereof, it is agreed and understood that General Star's obligation under the Policy, if any, to defend Chattem against any claim or suit, is fully and finally extinguished upon General Star's making of the payment described in Paragraph 1 above. Notwithstanding Paragraph 1 above, Chattem will pay General Star two million, two hundred forty-nine thousand, six hundred thirty-nine dollars and seventy cents ($2,249,639.70), which is intended to, and shall, reimburse General Star for its past defense costs incurred and paid in connection with Dexatrim Claims. Such payment shall be made by wire transfer on or prior to five business days subsequent to notice given by General Star, but not earlier than the date upon which General Star makes its payment as described in Paragraph 1 above.

     5. Chattem does hereby covenant not to sue General Star and forever fully and completely releases General Star from any liability under the Policy for any and all, claims, demands, rights, causes of action or liabilities arising out of any past, present or future claims which it has or may have, now or in the future, known or unknown, for damages and costs of any kind, including punitive or other legal, statutory or equitable relief, or for costs and expenses arising from or related to any and all claims, whether past, present or future. It is expressly agreed and understood by and between the parties hereto that this release is not limited to those claims actually known and/or suspected to exist at the time the release is given, including, without limitation, as set forth in the provisions of Section 1542 of the Civil Code of the State of California, which provides that "[a] general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have material1y affected his settlement with the debtor." It is further expressly agreed and understood by and between the parties hereto that should any future obligations on the part of General Star arise out of or be alleged to arise out of any Dexatrim Claim, Chattem win not assert that those obligations must be met by General Star, since the release provided in this Agreement is full, complete and final.

     6. Chattem will defend, hold harmless and indemnify General Star against any claims made by Kemper Indemnity Insurance Company, Interstate Fire & Casualty Company, and any Dexatrim claimant or government lienholder that al1eged or alleges that General Star improperly settled Chattem's claim against General Star, or that the Policy's Aggregate Limit of Insurance is not exhausted. Should a claim be made against General Star for any obligation recited in this paragraph General Star agrees to so notify Chattem, and further agrees to cooperate in the defense of such claim, including making its underwriters and claims handlers, and all non-privileged parts of its claim and underwriting files, available to Chattem. General Star acknowledges that Chattem has the right to compromise and settle such claim(s) as Chattem deems appropriate, at Chattem's sole cost and expense.

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     7.   General Star is responsible for all fees, costs and expenses it has incurred, or may in the future incur, in connection with the Coverage Litigation except as are inconsistent with paragraph 6.

     8. General Star agrees to cooperate with Chattem in its defense of the Coverage litigation including making its underwriters and claim handlers, and all non-privileged parts of its claim and underwriting files, available to Chattem.

     9. General Star covenants not to sue Chattem's insurers or any other entity to recover the payment set forth in Paragraph 1 above. General Star will dismiss its claims, if any, against any other insurance company that is or was a party to the Coverage Litigation.

     10. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, as well as their successors, assigns, representatives, present and future direct or indirect parent companies, subsidiaries, affiliates, divisions, joint venturers, and, collectively, all of their past, present and future directors, officers, employees, agents, attorneys, shareholders, underwriters and insurers, and others entitled to make claim on behalf of the Parties hereto. Nothing in this Agreement is intended nor shall be construed to confer any benefit whatsoever on any persons other than the Parties. By entering into this Agreement, Chattem expressly does not release, compromise or waive its claims against any other insurance companies that issued its policies of insurance and reserves its rights to pursue any claim for coverage against other insurance companies.

     11. This Agreement does not constitute an admission by General Star of an obligation to defend or indemnify Chattem with respect to any Policy or any claim.

     12. This Agreement shall not be admissible in any legal proceeding except to enforce its terms.

     13. Each of the parties has participated in the drafting of this Agreement after consulting with counsel. Therefore, the language of this Agreement shall not presumptively be construed in favor or against either party.

     14. This Agreement represents the entire understanding between the parties and, without limitation, the Parties expressly agree that any previous communications, correspondence, or previous agreements are not to be employed to construe this Agreement. Any other provisions of this Agreement to the contrary notwithstanding, this Agreement can only be modified by writing signed by both parties and this provision cannot be orally waived.


     15. Chattem and General Star respectively warrant and represent that they are authorized to enter into this Agreement on their own behalf and on behalf of their respective shareholders, directors, officers, employees, and agents, assigns and all persons or entities acting through or under any of them, and that they respectively have the authority to bind such persons and entities to the terms of this Agreement Chattem and General Star also represent and warrant that the persons whose signatures are affixed hereto are authorized to sign this Agreement on behalf of their respective corporations and have the legal authority to bind their respective corporations hereto.

     16. This Agreement will be construed in accordance with the law of the state of Tennessee, with out regard to conflicts of law principles.

     17. If any terms or provisions of this Agreement, other than the provisions of Paragraphs 1-9, or the application of any term or provision of this Agreement to any person or circumstance, other than the provisions of Paragraphs 1-9 shall, to any extent be invalid or unenforceable the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be

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          affected thereby and each such provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by the law.

     18. Any notice, request, instruction or other documents to be given by any Party to any other Party shall be in writing and delivered personally or sent by Federal Express, or by facsimile, or by e-mail (which such facsimile or e-mail notice shall be deemed effective as of the time of receipt of confirmation by the sending party) as follows, or as otherwise instructed by a notice delivered to the other Party pursuant to this subsection:

If to Chattem:

Miller & Martin PLLC
Suite 1000 Volunteer Building
832 Georgia Avenue
Chattanooga, TN 37402-2289
Attention: Roger Dickson, Esq.
C. Crews Townsend, Esq.
Facsimile (423) 785-8480

McCarter & English
Four Gateway Center
100 Mulberry Street
P.O. Box 652
Newark, NJ 07101-0652
Attention: Andrew Berry, Esq.
Facsimile (973) 624-7070
Email: aberry@mccarter.com

If to General Star:
The Coverage Law Firm PLLC
Suite 1150
1629 K Street, N.W.
Washington D.C. 20006-1676
Attention: B. Gerard Cordelli
Facsimile: (202) 393.3390
Email: bgerardcordelli@thecoveragelawfirm.com


     19. This Agreement shall be executed in two (2) duplicate originals, with Chattem to retain one (1) original and General Star to retain one (1) original.

         IN WITNESS WHEREOF, the parties, by their duly authorized representatives, affix their signatures hereto


                                   CHATTEM, INCORPORATED

                                   By:__________________________________


                                   Its:_________________________________




                                   GENERAL STAR INDEMNITY COMPANY

                                   By:__________________________________


                                   Its:_________________________________




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